UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 3, 2004

THE ANDERSONS, INC.

(Exact name of registrant as specified in its charter)

OHIO (State or other jurisdiction of incorporation or organization)	34-1562374 (I.R.S. Employer Identification No.)

480 W. Dussel Drive, Maumee, Ohio (Address of principal executive offices)	43537 (Zip Code)

Registrant’s telephone number, including area code (419) 893-5050

Item 2.02:
SIGNATURES

Item 2.02:

The following press release was issued on November 3, 2004:

The Andersons, Inc.
480 W. Dussel Drive
Maumee, Ohio 43537

FOR IMMEDIATE RELEASE            AT THE COMPANY: Gary Smith (419) 891-6417
 WEDNESDAY, NOVEMBER 3, 2004

THE ANDERSONS, INC. REPORTS RECORD 3RD QTR. EARNINGS
CITES GROWTH IN RAIL AND AGRICULTURE BUSINESSES
EPS of $0.14 for quarter beats last year by $0.47

MAUMEE, OHIO, NOVEMBER 3, 2004 — The Andersons, Inc. (Nasdaq: ANDE), today announced that its net income and earnings per share in the most recent three-month period were the best third-quarter performance in the company’s history. For the period, The Andersons achieved net income of $1.0 million, or $0.14 per diluted share, compared to the net loss of $2.3 million, or $0.33 per diluted share, that it experienced in the third quarter of 2003. Total revenues of $251 million for the period were $2 million below the third quarter of last year. For nine months to-date, the company’s net income was $10.9 million, or $1.45 per diluted share, on revenues of $902 million. In the first nine months of last year, The Andersons earned $5.0 million, or $0.68 per diluted share, on revenues of $804 million.

The Agriculture Group achieved an operating income of $0.3 million for the quarter. In the third quarter of 2003, the group incurred an operating loss of $2.8 million. Revenues of $169 million in this year’s third quarter were $9 million lower than a year ago. Third quarter revenues in the group’s grain business were lower this year because of fewer bushels sold during the period. However, increased bushel receipts and higher average gross margins fueled gross profit growth and income improvement. The group’s plant nutrient business also achieved gross profit and operating income improvement in the third quarter with increased fertilizer shipments and higher average gross margins. The Agriculture Group’s operating income for the first nine months of 2004 amounted to $9.7 million, an increase of $5.6 million from the same period in 2003. Total revenues of $622 million for the nine-month period were $86 million higher than a year ago. At this time, the fall harvest is in full swing, and the USDA is predicting that U.S. farmers will realize record corn and soybean yields and production totals. The company also indicated that it is evaluating the possibility of investing in an ethanol production facility at one of several possible locations in its region.

The Rail Group’s July — September 2004 performance far outpaced its prior year results. Operating income of $4.9 million in the third quarter this year was $4.2 million higher than the same three-month period of 2003. Total revenues of $19.4 million were $10.1 million higher than last year. Continued improvement in lease rates during the period contributed to this strong performance as did a $2.5 million year-to-year increase in gross profit on car sales. Through the first nine months of 2004, the group has achieved operating income of $8.2 million on revenues of $43.6 million. In the same period last year, income was $2.4 million on $26.3 million of revenues.

The Processing Group incurred an operating loss of $1.9 million in the third quarter this year. This was $0.7 million higher than the operating loss experienced in the same three-month period of 2003. Total revenues of $20.8 million were $2.7 million below last year. The third quarter is typically a loss period for this group’s highly seasonal lawn fertilizer business. Through the first nine months of 2004, the group has achieved operating income of $2.4 million on $106 million of revenues. In the first nine months last year, the group had earned $2.6 million, and revenues amounted to $113 million. Although average gross margins have improved this year due to product mix improvements, volumes declined somewhat because of unfavorable weather patterns during the important lawn and garden season this spring. Noting recent escalation in some energy-related raw material costs, the company indicated that the Processing Group may also fall short of last year’s better than normal fourth quarter volume and profitability levels.

The Retail Group’s sales of $41.1 million in the third quarter were 1.9 percent below the same three-month period in 2003. Food-related product categories continued to achieve growth vs. prior-year levels, but home center products, especially lawn and garden categories, were down. In addition, labor and utility costs were higher than a year ago. As a result, the group’s operating loss widened from $0.1 million in 2003, to $0.2 million in the third quarter this year. Through the first nine months of the year, the group has earned operating income of $1.2 million, or $0.4 million less than it did during the same period of 2003. Total revenues for the Retail Group year-to-date through September are $130 million, 1.4 percent above last year.

“The third quarter has traditionally been a loss period because of the seasonality in several of our businesses, so achieving net income in excess of a million dollars in the third quarter this year is gratifying,” said President and Chief Executive Officer Mike Anderson. “During the quarter, when we saw that the Rail and Agriculture businesses were exceeding our performance expectations, we revised our full-year earnings per diluted share guidance upward. Now in the first week of November, the harvest is progressing well, fall fertilizer sales look promising, and the rail business remains strong. Although lawn fertilizer raw material costs have escalated and retail sales remain soft, I believe that the $1.80 to $2.05 full-year earnings guidance we issued in September is still appropriate.”

The company will host a webcast on Thursday, November 4, 2004 at 11:00 A.M. EST, to discuss its third quarter performance and full-year outlook. This can be accessed under the heading “Financial Information” on its website at www.andersonsinc.com or at www.firstcallevents.com/service/ajwz410288278gf12.html.

The Andersons, Inc. is a diversified company with interests in the grain and plant nutrient sectors of U.S. agriculture, as well as in railcar marketing, industrial materials formulation, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company presently has operations in seven U.S. states plus rail equipment leasing interests in Canada and Mexico. Total revenues in 2003 exceeded $1.2 billion.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.

Consolidated Statements of Income
(Unaudited)

	Three Months ended		Nine months ended
	September 30		September 30
(in thousands, except for per share amounts)	2004	2003	2004	2003
Sales and merchandising revenues	$250,682	$253,027	$901,631	$803,828
Cost of sales and merchandising revenues	209,942	222,789	768,761	692,978

Gross profit	40,740	30,238	132,870	110,850
Operating, administrative and general expenses	38,801	33,748	111,680	101,055
Interest expense	2,470	1,603	7,874	6,119
Other income	1,892	1,519	4,122	3,816

Income before income taxes	1,361	(3,594)	17,438	7,492
Income taxes	313	(1,246)	6,574	2,528

Net income	$1,048	$(2,348)	$10,864	$4,964

Per common share:
Basic earnings	$0.14	$(0.33)	$1.50	$0.70

Diluted earnings	$0.14	$(0.33)	$1.45	$0.68

Dividends paid	$0.075	$0.070	$0.225	$0.210

Weighted average shares outstanding-basic	7,240	7,106	7,231	7,139

Weighted average shares outstanding-diluted	7,473	7,106	7,474	7,311

The Andersons, Inc.

Consolidated Balance Sheets
(Unaudited)

	September 30	December 31	September 30
(in thousands)	2004	2003	2003
Assets
Current assets:
Cash and cash equivalents	$8,138	$6,444	$3,964
Restricted cash	1,730	—	—
Accounts receivable (net) and margin deposits	63,520	68,546	71,092
Inventories	204,485	259,755	184,049
Other current assets	21,404	22,234	16,794

Total current assets	299,277	356,979	275,899
Other assets	20,662	13,702	14,915
Railcar assets leased to others (net)	100,259	29,489	26,979
Property, plant and equipment (net)	93,933	92,449	91,716

	$514,131	$492,619	$409,509

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$10,600	$48,000	$80,000
Other current liabilities	191,046	219,447	113,273

Total current liabilities	201,646	267,447	193,273
Deferred items and other long-term liabilities	30,907	27,254	24,105
Long-term debt non-recourse	67,121	—	—
Long-term debt	88,877	82,127	83,241
Shareholders’ equity	125,580	115,791	108,890

	$514,131	$492,619	$409,509

Segment Data

	Agriculture	Rail	Processing	Retail	Other	Total
Quarter ended September 30, 2004
Revenues from external customers	$169,395	$19,385	$20,819	$41,083	$—	$250,682
Gross Profit	15,448	9,464	4,162	11,666	—	40,740
Other income	1,114	183	314	131	150	1,892
Operating income (loss)	269	4,866	(1,859)	(232)	(1,683)	1,361
Quarter ended September 30, 2003
Revenues from external customers	178,377	9,252	23,522	41,876	—	253,027
Gross Profit	11,413	3,087	4,411	11,327	—	30,238
Other income	647	128	464	156	124	1,519
Operating income (loss)	(2,828)	693	(1,139)	(65)	(255)	(3,594)
Nine months ended September 30, 2004
Revenues from external customers	621,796	43,598	106,076	130,161	—	901,631
Gross Profit	56,355	21,398	17,527	37,590	—	132,870
Other income	2,411	336	453	541	381	4,122
Operating income (loss)	9,680	8,207	2,371	1,157	(3,977)	17,438
Nine months ended September 30, 2003
Revenues from external customers	536,044	26,315	113,072	128,397	—	803,828
Gross Profit	48,138	8,587	18,051	36,074	—	110,850
Other income	1,705	213	782	689	427	3,816
Operating income (loss)	4,034	2,373	2,567	1,574	(3,056)	7,492

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Andersons, Inc.
Date: November 3, 2004	By:	/s/Michael J. Anderson
Michael J. Anderson
President and Chief Executive Officer